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Exhibit 4.4(b)

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT
AND WAIVER OF DEFAULT

        This Amendment, dated as of February 28, 2003, is made by and between 2ND SWING, INC., a Minnesota corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender").

Recitals

        The Borrower and the Lender are parties to a Credit and Security Agreement dated as of November 21, 2002 (the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

        The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.    Defined Terms.    Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

          "Borrowing Base" means at any time and subject to change from time to time in the Lender's sole discretion, the lesser of:

            (a)   the Maximum Line; or

            (b)   during the period April 1 through August 31 of each year, the sum of:

              (i)    the lesser of (A) 40% of Eligible Used Inventory or (B) $1,750,000, plus

              (ii)   the lesser of (A) 40% of Eligible New Inventory or (B) $1,500,000.

            (c)   during the period September 1 through March 31 of each year, the sum of:

              (i)    the lesser of (A) 50% of Eligible Used Inventory or (B) $1,750,000, plus

              (iii)  the lesser of (A) 50% of Eligible New Inventory or (B) $1,500,000.

          The definition of "Eligible Inventory" is amended to delete clause (vi) in its entirety and replace it with the following:

            (vi)  Used Inventory except golf clubs; provided that eligible used Inventory will be reduced by (a) $400,000 divided by the applicable Borrowing Base advance rate (the "Availability Reserve") and (b) a rent reserve of $25,000 divided by the applicable Borrowing Base advance rate per location for which no satisfactory landlord's disclaimer and consent has been obtained (the "Rent Reserve").

          "Floating Rate" means an annual interest rate equal to the sum of the Base Rate plus three and three-quarters percent (3.75%), which interest rate shall change when and as the Base Rate changes.

          "Maximum Line" means $2,500,000.

          "Original Maturity Date" means March 31, 2004.

          "Subordination Agreement" means the Amended and Restated Subordination Agreement dated January 27, 2003, executed by David R. Pomije in the Lender's favor and acknowledged by the Borrower, and any other subordination agreement accepted by the Lender from time to time.

        2.    Covenants.    Section 6.2 of the Credit Agreement is hereby amended by deleting Subsections 6.2(a), 6.2(b) and 6.2(c) set forth in the original Credit Agreement and replacing and superceding such Subsections as set forth below:

          (a)    Minimum Earnings Before Taxes.    The Borrower will achieve during each period described below, Earnings Before Taxes, of not less than the amount set forth opposite such period:

Period Ended	Minimum Earnings Before Taxes
January 26, 2003	<$	725,000	>
February 23, 2003	<$	1,305,000	>
March 30, 2003	<$	1,906,000	>
April 27, 2003	<$	2,077,000	>
May 25, 2003	<$	2,119,000	>
June 29, 2003	<$	1,948,000	>
July 27, 2003	<$	1,533,000	>
August 24, 2003	<$	1,205,000	>
September 28, 2003	<$	1,228,000	>
October 26, 2003	<$	1,705,000	>
November 23, 2003	<$	2,290,000	>
December 29, 2003	<$	2,885,000	>
January 25, 2004	<$	722,000	>
February 22, 2004	<$	1,273,000	>
March 29, 2004	<$	1,629,000	>

          (b)    Capital Expenditures.    The Borrower will not incur or contract to incur Capital Expenditures of more than $875,000 in the aggregate during fiscal year 2003 or more than $65,000 in the aggregate during fiscal year 2004.

          (c)    New Covenants.    The Borrower and the Lender shall agree to new covenant levels for the financial covenants set forth in this Section 6.2 within thirty (30) days after the Borrower has raised an aggregate of $5,000,000 in new equity after the date of the First Amendment.

        In addition, Section 6.4 is hereby amended to add the following clause (d) as permitted indebtedness:

          (d)   Indebtedness subject to Subordination Agreement between a subordinated creditor and the Lender satisfactory to the Lender in its sole discretion, including, without limitation, indebtedness to David R. Pomije in the current amount of $8,000,000.

        3.    No Other Changes.    Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

        4.    Waiver of Defaults.    The Borrower is in default of Section 6.8 of the Credit Agreement relating to salaries (the "Existing Default") by reason of an increase in P. Simon Kallal's salary by 50% from $80,000 to $120,000, which exceeds the 10% limitation set forth in Section 6.8 Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

        5.    Conditions Precedent.    This Amendment, and the waiver set forth in Paragraph 4 hereof, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

          (a)   The Acknowledgment and Agreement of Subordinated Creditor set forth at the end of this Amendment, duly executed by the Subordinated Creditor.

          (b)   Such other matters as the Lender may require.

        6.    Representations and Warranties.    The Borrower hereby represents and warrants to the Lender as follows:

          (a)   The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

          (b)   The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

          (c)   All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

        7.    References.    All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

        8.    No Other Waiver.    Except as set forth in Paragraph 4 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

        9.    Release.    The Borrower, and the Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Subordinated Creditor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown; provided that nothing herein shall be deemed to change any of the terms of the Subordination Agreement dated January 27, 2003, executed by the Subordinated Creditor in favor of the Lender (the "Subordination Agreement"), or to release either the Subordinated Creditor or the Lender from any obligation under the Subordination Agreement, which Subordination Agreement remains in full force and effect.

        10.    Costs and Expenses.    The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

        11.    Miscellaneous.    This Amendment and the Acknowledgment and Agreement of Subordinated Creditor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.		2ND SWING, INC.
By	/s/ Sean P. Olmstead Sean P. Olmstead An Officer	By	/s/ Stanley A. Bodine Stanley A. Bodine Its Chief Executive Officer

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITOR

        The undersigned, a subordinated creditor of 2nd Swing, Inc. (the "Borrower") to Wells Fargo Business Credit, Inc. (the "Lender") pursuant to a Subordination Agreement dated as of January 27, 2003, each, a "Subordination Agreement"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 9 of the Amendment) and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his Subordination Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under his Subordination Agreement.

/s/ David R. Pomije David R. Pomije

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FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND WAIVER OF DEFAULT
ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITOR